Exhibit 10.3

WAIVER OF OWNERSHIP LIMITS

Easterly Government Properties, Inc.

2101 L Street NW, Suite 750

Washington, D.C. 20037

As of February 11, 2015

Michael P. Ibe

10525 Vista Sorrento Parkway

Suite 110

San Diego, CA 92121

Re:	Share Ownership Limit

Dear Mr. Ibe,

Reference is made to the Articles of Amendment and Restatement, as in effect on the date hereof (the “Charter”), of Easterly Government Properties, Inc., a Maryland corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Charter.

Subject to compliance with the basic restrictions set forth in Section 6.2.1(a)(ii), (iii), (iv) and (v) of the Charter and the further limitations set forth below, the Company hereby advises you that, effective as of the date hereof, the application of the ownership limits pursuant to Sections 6.2.1(a)(i)(1) and 6.2.1(a)(i)(2) of the Charter are hereby waived with respect to you, entities controlled by you, and members of your family, as determined for purposes of Section 544(a)(2) of the Code (with you, any such entities controlled by you and any members of your family collectively referred to herein as the “Investor”) for the sole and limited purpose of permitting the Investor (and no other person or group of persons) to collectively Beneficially Own in accordance with the terms of this Waiver up to (but not in excess of) the lesser of (x) 20.6% in value of shares of the Company’s common stock or (y) 20.6% in number of shares of the Company’s common stock (“Investor Permitted Limit”), but only to the extent that such shares of the Company’s common stock (A) are first acquired by the Investor through their exercise of redemption rights pursuant to Section 8.5 of the Amended and Restated Agreement of Limited Partnership of Easterly Government Properties LP in respect of either (i) limited partner units in Easterly Government Properties LP received in connection with the contribution of properties by the Investor to Easterly Government Properties LP on or about the date hereof, or (ii) limited partner units issued to the Investor pursuant to any long term incentive plan of Easterly Government Properties LP (including limited partner units issued upon conversion of “LTIP” units), provided that the maximum number of shares included in this wavier by reason of this clause (A)(ii) shall not exceed 20.6% in number of shares of the Company’s common stock, or (B) are received through a stock split, stock dividend or similar transaction with respect to shares described the preceding clause (A).

The waivers set forth above, as limited herein, are referred to collectively as the “Waiver.” For purposes of Section 6.2.1(a)(i)(3) of the Charter, (i) the Investor shall be an “Excepted Holder” and (ii) the Investor Permitted Limit shall constitute the “Excepted Holder Limit” of the Investor.

In the event of any Transfer or Non-Transfer Event that causes the Beneficial Ownership of Company common stock by the Investor to exceed the Investor Permitted Limit, that number of shares of Company stock (rounded up to the nearest whole share) Beneficially Owned by the Investor as is required to prevent a violation of the Investor Permitted Limit shall be automatically transferred to a Trust in accordance with Sections 6.2.1(b) and 6.3 of the Charter.

In the event of one or more Transfers by the Investor of Beneficial Ownership of Company common stock that reduces the percentage interest of shares of Company common stock Beneficially Owned by the Investor in number of value, the Investor Permitted Limit shall be reduced effective immediately following each such Transfer to that percentage interest in number or value of shares of the Company’s common stock Beneficially Owned by the Investor immediately following such Transfer (with such new limit referred to as the “Revised Investor Permitted Limit”), and the Revised Investor Permitted Limit shall be the Investor Permitted Limit for purposes of the Waiver. In the event that the Revised Investor Permitted Limit equals or is less than the Common Stock Ownership Limit (in number or value of shares), this Waiver shall terminate.

The grant of this Waiver shall not constitute a waiver of the obligation of each Person who is a Beneficial Owner or Constructive Owner of Capital Stock to provide such information as the Company may request in good faith in order to determine the Company’s qualification as a REIT in accordance with Section 6.2.4(b) of the Charter.

This Waiver shall automatically be deemed to have been revoked (prospectively or, as necessary in order to protect the Company’s qualification as a real estate investment trust under the Code, retroactively) without any further action by the Company if the Investor’s Beneficial Ownership or Constructive Ownership of Company common stock would result in a violation of any of the restrictions on ownership set forth in Sections 6.2.1(a)(ii)-(v) of the Charter. Immediately prior to such revocation, any shares of Capital Stock Beneficially Owned by the Investor in excess of the Ownership Limits or Beneficially Owned or Constructively Owned by the Investor in excess of the restrictions in Sections 6.2.1(a)(ii)-(v) of the Charter shall be automatically transferred to a Trust in accordance with Sections 6.2.1(b) and 6.3 of the Charter.

This Waiver shall not apply to any shares of Company common stock transferred by the Investor to any other Person. Except as specifically set forth herein, nothing in this letter shall be deemed to grant any Person permission to own securities in excess of the limitations set forth in the Charter.

[Signature on following page]

Very truly yours,

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble, III
Name:	William C. Trimble, III
Title:	Chief Executive Officer and President

Waiver of Ownership Limits